UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements With Certain Officers.

(e) Restricted Stock. On January 27, 2009, the Compensation Committee of the Board of Directors of Altria Group, Inc. (the “Company”) approved the grant of shares of restricted stock under the 2005 Performance Incentive Plan to the following executive officers in the amounts indicated below:

Name	Shares of Restricted Stock
Michael E. Szymanczyk	250,000
Martin J. Barrington	89,030
David R. Beran	100,900
Craig A. Johnson	71,220
Denise F. Keane	89,030
John R. Nelson	59,350

The restricted stock awards vest three years from the grant date. A form of restricted stock agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Base Salaries. On January 27, 2009, the Compensation Committee approved the following base salaries, effective March 1, 2009, for the following executive officers, in the amounts indicated below:

Name	Base Salary Amount
Michael E. Szymanczyk	$1,300,000
Martin J. Barrington	705,400
David R. Beran	764,400
Denise F. Keane	705,400
John R. Nelson	770,000

In addition, the Compensation Committee approved the promotion of Mr. Craig A. Johnson from Band C to Band B recognizing his recently assumed role as Executive Vice President of Altria Group, Inc. and President of Philip Morris USA Inc. Effective February 1, 2009, Mr. Johnson’s new base salary will be $740,000.

Annual Incentive Awards. On January 27, 2009, the Compensation Committee approved annual incentive awards for 2008, payable in cash, to the following executive officers, as follows:

Name	Annual Incentive Award
Michael E. Szymanczyk	$2,800,000
Martin J. Barrington	825,000
David R. Beran	950,000
Craig A. Johnson	825,000
Denise F. Keane	825,000
John R. Nelson	735,000

The maximum award amounts for the 2008 annual incentive awards were determined based on a performance incentive pool equal to 0.7% of the 2008 adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan of $10.0 million.

Future Programs

On January 27, 2009, the Compensation Committee approved the formula for determining the maximum award amounts for 2009 annual incentive awards. The formula reflects the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

Under the formula, the maximum award amounts are determined based on a performance incentive pool equal to 0.7% of 2009 adjusted net earnings. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan: $10.0 million for the annual incentive award.

At the conclusion of 2009, the performance pool will be calculated and divided among the covered officers. The Chairman and Chief Executive Officer’s maximum award under the plan is limited to one-third of the pool, and the remaining covered officers each will be eligible for a maximum award equal to one-sixth of the remaining pool, in each case, subject to the individual maximums defined in the 2005 Performance Incentive Plan.

In addition, on January 27, 2009, the Compensation Committee approved a formula for determining the maximum award amounts for 2010 restricted stock awards. The formula reflects the Company’s intention to qualify, to the extent possible, stock awards made to officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

Under the formula, the maximum restricted stock award grant value amounts for the 2010 restricted stock awards are determined based on a performance incentive pool equal to 1.0% of the adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual awards are limited to the shareholder-approved maximum defined in the 2005 Performance Incentive Plan of one million shares.

At the conclusion of 2009, the performance pool for the 2010 restricted stock awards will be calculated and divided among the covered officers. The Chairman and Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining covered officers each will be eligible for a maximum award up to an equal share of the remaining pool, in each case, subject to the individual maximum defined in the 2005 Performance Incentive Plan.

A form of restricted stock agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

For security purposes, the Compensation Committee requires Mr. Szymanczyk to use Company aircraft for all air travel, whether personal or business. On January 27, 2009, the Compensation Committee approved a $300,000 annual limit of personal aircraft usage for 2009. Mr. Szymanczyk will reimburse the Company for personal aircraft usage from January 1, 2009 through December 31, 2009 in excess of $300,000 pursuant to a time sharing agreement between Mr. Szymanczyk and the Company.

The time sharing agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company will provide additional information regarding the compensation of its executive officers in its proxy statement for the 2009 Annual Meeting of Shareholders, which will be issued in April.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1     Form of Restricted Stock Agreement

10.2     Time Sharing Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ SEAN X. MCKESSY
Name:	Sean X. McKessy
Title:	Corporate Secretary

DATE: January 29, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement
10.2	Time Sharing Agreement